Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-111158) pertaining to the Pharmion Corporation 2000 Stock Incentive Plan and the Pharmion Corporation 2001 Non-Employee Director Stock Option Plan of our report dated January 30, 2004 (except for Note 9, as to which the date is March 1, 2004), with respect to the consolidated financial statements and schedule of Pharmion Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

March 26, 2004
Denver, Colorado